 Exhibit 8.1

August 16, 2023

Foremost Lithium Resource & Technology Ltd.

2500 – 700 West Georgia Street

Vancouver, British Columbia

Canada, V7Y 1B3

 Ladies and Gentlemen:

We have acted as counsel to Foremost Lithium Resource & Technology Ltd., a British Columbia corporation (the “Company”), in connection with the filing of the Registration Statement on Form F-1 (Registration No. 333-272028) as amended and supplemented from time to time (the “Registration Statement”), with the Securities and Exchange Commission (the “Commission”) pursuant to the Securities Act of 1933, as amended (the “Securities Act”). The Registration Statement relates to the proposed registration by the Company of common share units (the “Common Share Units”), each consisting of one common share, no par value, of the Company (the “Common Shares”) and one common share purchase warrant to purchase one Common Share (the “Common Share Purchase Warrants”), or pre-funded warrant units (“Pre-Funded Warrant Units”, and together with the Common Share Units, the “Units”), each consisting of one pre-funded warrant to purchase one Common Share (the “Pre-Funded Warrants”) and one Common Share Purchase Warrant to purchase one Common Share, for aggregate proceeds of up to $5,000,000. The Company has agreed to grant an over-allotment option to the Representative to purchase up to an additional $750,000 of Units (the “Over-Allotment Units”), representing up to 15% of the Units sold in the offering. The issuance of the Common Share Units, Pre-Funded Warrant Units, Over-Allotment Units, Common Shares, Common Share Purchase Warrants and Pre-Funded Warrants identified in the Registration Statement is referred to herein as the offering (the “Offering”).

For purposes of this opinion, we have reviewed originals, or copies certified or otherwise identified to our satisfaction, of the Registration Statement and the exhibit thereto and such other documents and matters of law and fact as we have considered necessary or appropriate. In addition, we have not made an independent investigation or audit of the facts set forth in the above referenced documents or otherwise provided to us. We have assumed (i) the authenticity of all documents submitted to us as originals and the conformity to original documents of all documents submitted to us as copies, (ii) that the Offering will be consummated as described in the Registration Statement; (iii) that the statements concerning the terms of the Offering set forth in the Registration Statement are true, complete and correct and will remain true, complete and correct at all relevant times; and (iv) that any such statements made in the Registration Statement qualified by knowledge, intention, belief or any other similar qualification are true, complete and correct, and will remain true, complete and correct at all relevant times, in each case as if made without such qualification. We also have relied on certain written representations of the Company contained in an Officer’s Certificate dated on or about the date hereof. If any of the above described assumptions are untrue for any reason, or if the Offering is consummated in a manner that is different from the manner described in the Registration Statement, our opinion as expressed below may be adversely affected.

Based upon and subject to the foregoing, and our consideration of such other matters of fact and law as we have considered necessary or appropriate, we hereby confirm to you that the statements set forth under the caption “U.S. Federal Income Taxation Considerations” in the Registration Statement, to the extent such statements summarize U.S. federal income tax law, and subject to the limitations, qualifications, exceptions, and assumptions set forth herein and therein, constitute our opinion as to the material United States federal income tax consequences of the Offering to U.S. holders of Common Share Units, Pre-Funded Warrant Units, Over-Alottment Units, Common Shares, Common Share Purchase Warrants, Pre-Funded Warrants and Warrant Shares. We express no opinion on any issue relating to the tax consequences of the transactions contemplated by the Registration Statement other than the opinion set forth above. Our opinion set forth above is based on the Internal Revenue Code of 1986, as amended, Treasury Regulations promulgated thereunder, administrative pronouncements and judicial precedents, all as of the date hereof. The foregoing authorities may be repealed, revoked or modified, and any such change may have retroactive effect. Any change in applicable laws or facts and circumstances surrounding the Offering, or any inaccuracy in the statements, facts, assumptions and representations on which we have relied may affect the validity of the opinion set forth herein. We assume no responsibility to inform the Company of any such change or inaccuracy that may occur or come to our attention.

Foremost Lithium Resource & Technology Ltd.

August 16, 2023

Our opinion is not binding on the Internal Revenue Service or a court. There can be no assurance that the Internal Revenue Service will not take a contrary position or that a court would agree with our opinion if litigated.

We are furnishing this opinion in connection with the filing of the Registration Statement and this opinion is not to be relied upon for any other purpose without our prior written consent. We hereby consent to the filing of this opinion as an exhibit to the Registration Statement.

Very truly yours,

Dorsey & Whitney LLP

By:	/s/ Dorsey & Whitney LLP
JDH/AWE